Exhibit 99.1

Ryman Hospitality Properties, Inc. Provides Operating Update

NASHVILLE, Tenn. – (April 5, 2023) – Ryman Hospitality Properties (NYSE: RHP) (the “Company”), a leading lodging and hospitality real estate investment trust (“REIT”) that specializes in upscale convention center resorts and entertainment experiences, today provided the following business update:

Mark Fioravanti, President and Chief Executive Officer of the Company said, “Given the uncertainty in today’s economic environment, we wanted to provide an update on our preliminary operating performance for the first quarter. Driven by continued strength in our group segment, first quarter hotel operating performance greatly exceeded omicron-impacted 2022 as well as 2019 pre-pandemic levels.”

First Quarter 2023 Preliminary Hospitality Segment Operating Statistics

						Variance to 2022			Variance to 2019
	Occ	ADR	RevPAR	Total RevPAR	Group Room Nights Traveled	RevPAR	Total RevPAR	Group Room Nights Traveled	RevPAR	Total RevPAR	Group Room Nights Traveled
Q1	72.3%	$237.89	$172.04	$452.89	536,777	59%	63%	82%	18%	22%	4%

ADR represents average daily rate. RevPAR represents rooms revenue per available room. Total RevPAR represents total Hospitality revenue per available room.

Fioravanti continued, “The first quarter saw occupancy of 72.3%, well ahead of first quarter 2022, and back to 2019 levels, even with 302 additional rooms at the Gaylord Palms. RevPAR grew 59% and 18% over the first quarter 2022 and 2019, respectively, driven by record first quarter ADR and strong outside the room spend as the number of group room nights traveled continued to increase.”

“Looking ahead, our net group revenue on-the-books for April through December remains strong and continues to outpace both the 2022 and 2019 periods. In addition, our Opry Entertainment Group is capitalizing on robust demand, with preliminary revenue in the first quarter exceeding both 2022 and 2019. We remain excited about the strength of our business and look forward to continuing to execute on our operating and financial goals in the quarters and years ahead.”

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and leading entertainment experiences. RHP’s core holdings, Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, are five of the top ten largest non-gaming convention center hotels in the United States based on total indoor meeting space. Our Hospitality segment is comprised of these convention center resorts operating under the Gaylord Hotels brand, along with two adjacent ancillary hotels, which are managed by Marriott International and represent a combined total of 10,412 rooms and more than 2.8 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. RHP also owns a 70% controlling ownership interest in Opry Entertainment Group (OEG), which is composed of entities owning a growing collection of iconic and emerging country music brands, including the Grand Ole Opry, Ryman Auditorium, WSM 650 AM, Ole Red and Circle, a country lifestyle media network RHP owns in a joint venture with Gray Television, Nashville-area attractions, and Block 21, a mixed-use entertainment, lodging, office and retail complex, including the W Austin Hotel and the ACL Live at Moody Theater, located in downtown Austin, Texas. RHP operates OEG as its Entertainment segment, in a taxable REIT subsidiary, and its results are consolidated in the Company’s financial results. Visit RymanHP.com for more information.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of the Company’s business, anticipated business levels and anticipated financial results for the Company during future periods, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including, but not limited to, risks and uncertainties associated with the effects of COVID-19 on the Company and the hospitality and entertainment industries generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effects of inflation on the Company’s business and on its customers, including group business at its hotels, the Company’s ability to remain qualified as a REIT for federal income tax purposes, the Company’s ability to execute its strategic goals as a REIT, and the Company’s ability to borrow funds pursuant to its credit agreements. Other factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023, and subsequent filings. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

The Company is presenting preliminary estimates of certain operating results as of and for the three months ended March 31, 2023, based upon the information available to the Company as of the date of this press release. These estimates are not a comprehensive statement of the Company’s results for such period, and the Company’s actual results may differ materially from these preliminary estimated results. These estimates are preliminary and are inherently uncertain and subject to change as the Company completes the preparation of its condensed consolidated financial statements and related notes and completion of its financial close procedures for the three months ended March 31, 2023. Therefore, you should not place undue reliance upon this information. The Company’s independent registered accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimated financial information included in this press release and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The Company currently intends to release its finalized first quarter earnings results after the market closes on Wednesday, May 3, 2023, and management will hold a conference call to discuss the results at 11:00 a.m. ET on Thursday, May 4, 2023. In addition, you should carefully review the Company’s condensed consolidated financial statements for the three months ended March 31, 2023, when they become available.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Executive Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Jennifer Hutcheson, EVP and Chief Financial Officer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6320	(929) 266-6315
jhutcheson@rymanhp.com	robert.winters@alpha-ir.com
~or~
Ray Keeler, Vice President Finance and Strategic Planning
Ryman Hospitality Properties, Inc.
(615) 316-6485
rkeeler@rymanhp.com

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